PROSPECTUS SUPPLEMENT NO. 9	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 23, 2021)	Registration No. 333-259519
105,039,096 Shares of Class A Common Stock
2,574,164 Warrants to Purchase Shares of Class A Common Stock
____________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2021 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2022 (the “Form 8-K”), other than the information furnished in each of Item 2.02 and Exhibit 99.1, which was furnished and not filed with the SEC and shall not be deemed to be filed to update or supplement the information in the Prospectus. Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus relates to: (a) the offer and sale by us of: (i) 2,574,164 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 2,574,164 private placement warrants that were transferred to Nebula Caravel Holdings, LLC (the “Sponsor”) simultaneously with the closing of our legal predecessor Nebula Caravel Acquisition Corp.’s initial public offering (the “Caravel IPO”) (the “Private Placement Warrants”); and (ii) 5,500,000 shares of Class A Common Stock issuable upon the exercise of 5,500,000 warrants originally sold as part of the units in the Caravel IPO, exercisable on December 11, 2021 (the “Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”); and (b) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of: (i) 90,064,932 shares of Class A Common Stock consisting of (A) 73,273,590 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover”), (B) up to 11,792,216 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock, (C) up to 2,461,626 shares of Class A Common Stock beneficially owned by the Sponsor, which vest upon the achievement of certain trading price targets for our Class A Common Stock, and (D) 3,437,500 shares of Class A Common Stock issued to the Sponsor and certain of its affiliates; (ii) 5,000,000 shares of Class A Common Stock purchased on July 30, 2021 (the “Closing”) in connection with the consummation of the merger of Fetch Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nebula Caravel Acquisition Corp., with and into Legacy Rover (the “Merger”), with Legacy Rover surviving the Merger as a wholly owned subsidiary of the Company by a number of subscribers pursuant to separate PIPE subscription agreements; (iii) 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. at Closing pursuant to the Assignment and Assumption Agreement; (iv) 2,574,164 shares of Class A Common Stock issuable upon the exercise of 2,574,164 Private Placement Warrants; and (v) 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO. All of the Private Place Warrants were exercised in January 2022.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ROVR.” On March 4, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $5.11 per share.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus as updated by the “Risk Factors” appearing on page 56 of our Quarterly Report on Form 10-Q filed on November 10, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
FORM 8-K
________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
March 1, 2022
Date of Report (date of earliest event reported)
________________________________________
Rover Group, Inc.
(Exact name of registrant as specified in its charter)
________________________________________

Delaware	001-39774	85-3147201
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Olive Way, 19th Floor, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

(888) 453-7889
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ROVR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 (1)	ROVRW	The Nasdaq Stock Market LLC
(1) A Form 25 was filed with the Securities and Exchange Commission on January 12, 2022 to delist and deregister its Warrants. The delisting was effective 10 days after the filing of the Form 25. The deregistration of the Warrants under Section 12(b) of the Securities Exchange Act of 1934 will be effective 90 days, or such shorter period as the Securities and Exchange Commission may determine, after the filing of the Form 25. Pending effectiveness of the Form 25, the Warrants are no longer trading on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.

On March 7, 2022, Rover Group, Inc. (the “Company’) issued a press release announcing its financial results for the fiscal quarter and fiscal year ended December 31, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 2.02 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2022, Tracy Knox, the Company’s Chief Financial Officer, indicated her intent to retire as Chief Financial Officer on September 1, 2022.

In connection with her planned retirement, the Company and Ms. Knox entered into an Employment and Transition Agreement (the “Transition Agreement”), dated as of March 4, 2022. Subject to earlier separation of her at-will employment, the Transition Agreement provides that Ms. Knox will continue to serve as the Company’s Chief Financial Officer through September 1, 2022 (the “Succession Date”) and will remain employed at-will as an advisor to the Company through December 31, 2022 (the “Planned Separation Date”). The Transition Agreement supersedes the prior employment arrangements with Ms. Knox. From the Succession Date through her separation from employment (the “Transition Period”), Ms. Knox will remain employed at her current full-time salary and benefits for purposes of assisting with the transition of her duties to a successor Chief Financial Officer.

If Ms. Knox remains employed through the Planned Separation Date, and only to the extent the Company pays discretionary bonuses to bonus-eligible employees in respect of fiscal year 2022, Ms. Knox will be entitled to the full bonus that would have been allocated to her had she remained employed through the date such bonuses are paid (but without any performance multipliers) (such discretionary bonus with respect to fiscal year 2022, whether the full bonus or prorated, the “Bonus Payment”); provided that any such Bonus Payment will be paid no later than March 15, 2023.

If the Company terminates Ms. Knox’s employment other than for Cause during the Transition Period, Ms. Knox will be entitled to the following (the “Severance”):

•Ms. Knox will be entitled to a lump sum severance payment equal to the portion of her annual salary that would have been payable for the remaining portion of the Transition Period; and
•To the extent the Company pays discretionary bonuses to bonus-eligible employees in respect of fiscal year 2022, Ms. Knox will be entitled to a portion of the bonus that would have been allocated to her had she remained employed through the date such bonuses are paid (but without any performance multipliers), prorated based on the number of days Ms. Knox was employed in fiscal year 2022; provided that any such bonus will be paid no later than March 15, 2023.

To receive the Severance or the Bonus Payment, Ms. Knox must sign and not revoke a release of claims in favor of the Company.

If, prior to the Planned Separation Date, Ms. Knox resigns or the Company terminates her employment for Cause, she will not be entitled to the Severance or the Bonus Payment.

Ms. Knox will vest in her outstanding equity awards through the date of her separation from employment, which equity awards will continue to be governed by the terms and conditions of the applicable equity incentive plans and award agreements, including any accelerated vesting provisions therein.

The foregoing description of the Transition Agreement is qualified in its entirety by the full text of the Transition Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing this management change, along with the identification of Ms. Knox’s successor as disclosed under Item 8.01 of this Form 8-K, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01 Other Events.

On March 7, 2022, the Company announced that its Board, as part of its Chief Financial Officer succession planning, has identified Charlie Wickers, the Company’s current Vice President of Finance, as successor Chief Financial Officer effective on the Succession Date. Mr. Wickers, 36, has served as Vice President of Finance of the Company since July 30, 2021 and of A Place for Rover, Inc., the Company’s wholly owned subsidiary, since September 2019, and served as the Head of Financial Planning and Analysis (“FP&A”) from May 2017 to September 2019. Prior to joining the Company, Mr. Wickers served as Director of FP&A at Ivanti, Inc., an IT software company, from May 2014 to April 2017. Mr. Wickers brings over 16 years of technology company experience in financial operations, financial planning and analysis and business analytics. In his tenure at the Company, Mr. Wickers has led FP&A and strategic finance, and has been part of the executive leadership team. Mr. Wickers serves as a leading member of the Company’s investor relations team including involvement in roadshows, conferences, and earnings communications.

There are no family relationships among Mr. Wickers and any of the executive officers or directors of the Company. There are no transactions with Mr. Wickers required to be reported pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Wickers and any person, including any officer or director of the Company, pursuant to which Mr. Wickers was identified to serve as Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Separation Agreement, dated March 4, 2022, by and between Rover Group, Inc. and Tracy Knox.
99.1	Press Release, dated March 7, 2022, announcing fourth quarter and full year financial results.
99.2	Press Release, dated March 7, 2022, announcing CFO succession.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROVER GROUP, INC.

Date: March 7, 2022	By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer

Exhibit 10.1
EMPLOYMENT AND TRANSITION AGREEMENT

This Employment and Transition Agreement (“Agreement”) is made by and between Tracy Knox (“Executive”) and Rover Group, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, Executive is currently employed as the Company’s Chief Financial Officer (“CFO”);
WHEREAS, Executive has indicated her desire to retire from full-time employment and to resign from her employment with the Company; and

WHEREAS, Company desires to incentivize Executive to continue to serve as Company’s CFO through September 1, 2022 (the “Succession Date”) and, thereafter, to remain employed with the Company for the purpose of providing transition services through December 31, 2022 (the “Planned Separation Date”).

NOW, therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment and Transition. Executive agrees that she will continue to serve as the Company’s CFO up to the Succession Date. From the Succession Date through the Planned Separation Date (the “Transition Period”), Executive will remain employed by Company at her current full-time salary and benefits for purposes of assisting with the transition of her duties to a successor CFO, including, as reasonably requested by the Company: (i) meeting regularly with the successor CFO, the Company’s CEO and other officers and employees, (ii) attending the Company’s board of director and committee meetings, and (iii) making herself available to answer questions from employees and board members via email and telephone (the “Transition Services”). In performing the Transition Services, Executive will work remotely and will not be expected to report to the Company’s facilities unless mutually agreed between Executive and Company.

2.Consideration. Executive’s opportunity to provide the Transition Services is in consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions. Executive acknowledges that without this Agreement, Executive is not entitled to the rights and benefits provided under this Agreement.

3.Release of Claims. In exchange for the mutual covenants and promises contained in this Agreement, including the consideration identified above, Executive will, promptly before the start of the Transition Period, execute and deliver to Company the Release Agreement attached hereto as Exhibit A (the “Release Agreement”).
4.At-Will Employment; Termination. Executive acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Executive’s employment with the Company. Accordingly, Executive’s employment with the Company may be terminated at any time, with or without cause or for any or no reason, with or without notice, at Executive’s option or at the option of the Company, whether on or before the Planned Separation Date (with Employee’s actual last day of employment, whether the Planned Separation Date or earlier, referred to herein as the “Separation Date”). Executive further acknowledges and agrees that, unless terminated sooner, (i) Executive will resign from the position of CFO on the Succession Date, and (ii) Executive’s employment with the Company will terminate on the Planned Separation Date.
5.Termination By Company.
a.As used in this Section 5, the term “Cause” shall mean: (i) Executive’s refusal or failure to execute and deliver the Release Agreement or Executive’s revocation of the Release Agreement within eight (8) days of such execution and delivery; (ii) Executive’s refusal or failure to perform Transition Duties; (iii) Executive’s engagement in dishonesty, misrepresentation, illegal conduct or gross misconduct related to Executive’s duties to the Company; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (vi) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a misdemeanor involving moral turpitude, if such misdemeanor is work-related, or otherwise impairs Executive’s ability to perform services for the Company or results in reputational or financial harm to the Company or its affiliates; (vii) Executive’s willful unauthorized disclosure of any Company confidential information or trade secrets; (viii) Executive’s breach of any material obligation under this Agreement or any other agreement between Executive and the Company; or (ix) any material failure by Executive to comply with the Company's policies, rules and standards of conduct, as they may be in effect from time to time prior to the Planned Separation Date.
b.If Company terminates Executive’s employment with Company other than for Cause during the Transition Period and prior to the Planned Separation Date, then, so long as, after but within 21 days after the termination date, Executive executes and delivers an additional release in form and substance equivalent to the release set forth on Exhibit A and does not revoke such release within 8 days of such execution and delivery, the Company will make a lump sum severance payment to Executive in an amount equal to the portion of Executive’s annual salary that, absent such termination, would have been payable to Executive in respect of the remaining portion of the Transition Period, less applicable withholdings (the “Transition Severance”).
c.If Executive resigns, or if Company terminates Executive’s employment with Company for Cause prior to the Planned Separation Date (a “Good Cause Termination”), such event shall be deemed to constitute a failure to comply with the material terms and conditions of this Agreement, and in such event, notwithstanding anything to the contrary herein, Executive shall not be entitled to the opportunity to provide Transition Services or to the Transition Severance, except for Two Hundred Fifty Dollars ($250) thereof, less applicable withholdings (the “Partial Payment”), which shall be paid within ten (10) business days following the later of the effectiveness of this Agreement or the Separation Date, and Executive acknowledges and agrees that such Partial Payment shall serve as full and complete consideration for the promises, releases and obligations made and assumed by Executive under this Agreement and the Release Agreement.
6.Discretionary Bonus. If (and only if) the Company pays discretionary bonuses to bonus-eligible employees generally in respect of fiscal year 2022, as approved by the Board of Directors of the Company, then, subject to Executive executing, delivering, and not revoking an additional release in form and substance equivalent to the release set forth on Exhibit A, Executive will be paid the allocated amount of her bonus for fiscal year 2022 that would have been paid to Executive had she remained employed through the date such bonuses are paid, assuming no personal performance multipliers, for such period, except that: (a) Executive shall receive no bonus if Executive resigns or the Company terminates Executive for Cause prior to the Planned Separation Date, and (b) if the Company terminates Executive other than for Cause prior to the Planned Separation Date, Executive’s bonus payment will be reduced pro rata in accordance with the portion of fiscal year 2022 that has elapsed as of the Separation Date. To the extent paid, Executive’s bonus in respect of fiscal year 2022 will be based on Executive’s salary as of the Separation Date and will be paid to Executive on the later of (and in no event later than March 15, 2023): (a) when and as bonuses related to fiscal year 2022 are paid to other bonus-eligible employees and (b) 8 days after Executive executes and delivers an additional release in form and substance equivalent to the release set forth on Exhibit A, without revoking such release.

7.Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase or receive from the Company pursuant to the exercise of outstanding stock options (“Options”) or the vesting and settlement of restricted stock units (“RSUs”), Executive will be considered to have vested only up to the Separation Date. Executive acknowledges that, as of the Planned Separation Date, Executive will have vested in Options and RSUs with respect to the following shares, and no more*. Executive’s vested Options and RSUs shall continue to be governed by the terms and conditions of the applicable Company equity incentive plans and award agreements (the “Stock Agreements”).

OPTIONS: Grant Date	ISO / NQ	Shares Subject to Option on Grant Date	Exercise Price Per Share	Vested Shares Subject to Option as of Separation Date	Unvested Shares Subject to Option as of Separation Date
07-Nov-17	ISO	222,331	$2.16	0	0
07-Nov-17	NQ	371,965	$2.16	317,412	0
23-Feb-18	ISO	10,962	$2.16	10,962	0
23-Feb-18	NQ	252,133	$2.16	252,127	0
26-Jun-20	ISO	20,841	$2.39	1	20839
26-Jun-20	NQ	237,287	$2.39	177,463	59819
13-Jul-20	NQ	339,666	$2.39	339,659	0
13-Jul-20	ISO	63,329	$2.39	29,747	33580
TOTAL =		1,518,514		1,127,371	114,238

RSUS: Grant Date	Shares Subject to RSUs on Grant Date	Vested Shares Subject to RSU as of Separation Date**
11/2/2021	180,500	45,124
3/3/22	225,908	42,357

*These tables assume continued service through the Planned Separation Date and that no vesting acceleration has occurred pursuant to the terms of the Stock Agreements. If separation from employment occurs before the Planned Separation Date, vesting is accelerated pursuant to the terms of the Stock Agreements, and/or if Executive exercises shares on or prior to the Planned Separation Date, the number of vested and exercisable Options and/or RSUs may differ from the numbers shown in these tables.
**RSU Vested Shares column will be reduced by shares sold to cover taxes at time of settlement.

8.Benefits. Executive’s health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.
9.PIIA/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Information and Inventions Agreement previously executed by Executive, as amended by Amendment No. 1 (the “PIIA”). Executive specifically acknowledges and agrees that any violation of the restrictive covenants in the PIIA shall constitute a material breach of this Agreement.
10.Cooperation with Company. Following the Separation Date, Executive agrees to provide reasonable cooperation and assistance to the Company in the resolution of any matters in which Executive was involved during the course of Executive’s employment, or about which Executive has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and Executives.  Executive’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which Executive has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company.  Executive agrees to keep the Company’s Human Resource department apprised of Executive’s current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 10.  Executive understands and agrees that this provision requires Executive’s cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and Executive is expected at all times to provide truthful testimony and responses in connection with any matter.  Executive understands and agrees that, other than the consideration described in this Agreement, Executive shall not receive compensation for the transition assistance described in this Section 10.
11.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
12.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. The Company will make all payments due hereunder subject to customary withholdings, but Executive agrees and understands that Executive is responsible for payment, if any, of any other or greater local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
13.No Representations. Executive represents that Executive has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
14.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 5 of this Agreement will be made no later than March 15, 2023. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
15.Severability. In the event that any provision or any portion of any provision of this Agreement, the Release Agreement, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Release Agreement shall continue in full force and effect without said provision or portion of provision.
16.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Release Agreement, in the event that either Party brings an action to enforce or effect its rights under this Agreement or the Release Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
17.Entire Agreement. This Agreement, together with the Release Agreement, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and the Release Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Release Agreement and Executive’s relationship with the Company, with the exceptions of the PIIA, the Stock Agreements, and the Indemnification Agreement executed as of July 30, 2022 between Company and Executive (the “Indemnification Agreement”).
18.No Oral Modification. This Agreement and the Release Agreement may only be amended in a writing signed by Executive and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).
19.Governing Law. This Agreement and the Release Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Washington.
20.Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive and received by the Company within five (5) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).
21.Counterparts. This Agreement and the Release Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
TRACY KNOX, an individual
Dated: _3/4/2022___    /s/ Tracy Knox
Tracy Knox
ROVER GROUP, INC.
Dated: _3/4/2022___    By: /s/ Aaron Easterly
Aaron Easterly
CEO
Exhibit A
RELEASE AGREEMENT
This Release Agreement (“Release”) is made by and between Tracy Knox (“Executive”) and Rover Group, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) in connection with the Employment and Transition Agreement to which this Release was attached as an Exhibit (the “Agreement”). Capitalized terms used but not defined in this Release have the meanings ascribed to them in the Agreement.

1.Payment of Salary and Receipt of Benefits. Executive acknowledges and represents that Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, interest, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive in accordance with the Company’s standard payroll and vesting schedules, as of the date Executive signs this Release.

2.Release of Claims. In exchange for the mutual covenants and promises contained in the Agreement, including the consideration identified in Section 2 thereof, Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue or institute any action regarding, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Release, including, without limitation, any and all claims:
a.    relating to or arising from Executive’s employment relationship with the Company;
b.    relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Washington Law Against Discrimination (RCW ch. 49.60); other Washington sex and age discrimination laws (e.g., RCW 49.12.200, 49.44.090); Washington laws regarding prohibited employment practices (RCW ch. 49.44); the Washington Equal Pay Opportunity Act (RCW ch. 49.58); Washington whistleblower protection laws (e.g., RCW 49.60.210, 49.12.005, and 49.12.130); the Washington Family Care Act (RCW 49.12.265 to 49.12.295); the Washington Family Leave Act (RCW ch. 49.78); the Washington Military Family Leave Act (RCW ch. 49.77); the Washington Paid Family and Medical Leave Act (RCW ch. 50A.04); the Washington Minimum Wage Act (RCW ch. 49.46); Washington wage, hour, and working conditions laws, and all other provisions of the Washington Industrial Welfare Act (RCW ch. 49.12); the Washington Wage Payment Act (RCW ch. 49.48); and the Washington Wage Rebate Act (RCW ch. 49.52);
e.    arising out of any other laws and regulations relating to employment or employment discrimination or under the federal or any state constitution;
g.    for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
h.    for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this Release does not extend to any obligations incurred under the Agreement or under the Indemnification Agreement, nor does it release claims that cannot be released as a matter of law, including any Protected Activity (as defined in Section below). Subject to Section 5 below regarding Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Release Agreement.
3.Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has twenty-one (21) days within which to consider this Release Agreement; (c) Executive has seven (7) days following Executive’s execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement or the Transition Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that any revocation of this Release Agreement must be accomplished by a written notification to the person executing this Release Agreement on the Company’s behalf that is received prior to the
Supplemental Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

4.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, would have materially affected the terms under which Executive gives this Release. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

5.Protected Activity Not Prohibited. Executive understands that nothing in the Agreement or this Release shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of the Agreement and this Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement or in the Release Agreement constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.
6.Incorporation of Agreement Terms. The Parties further acknowledge that the terms of the Agreement shall apply to this Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Release. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transition Agreement.
7.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Release. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.Release Effective Date. Executive understands that, in the event of this Release being signed in connection with Section 3 of the Agreement, this Release shall be null and void if executed by Executive at a time other than the Succession Date or the three (3) day period immediately preceding or following the Succession Date. Executive acknowledges and agrees that Executive received this Release Agreement for review greater than twenty-one (21) days before such execution deadline. Executive further understand that, in the event of this Release being signed in connection with Section 5.b or Section 6 of the Agreement, this Release shall be null and void if not signed by Executive within twenty-one (21) days following the Separation Date. In the case of Executive signing this release in connection with either Section 3, Section 5.b or Section 6 of the Agreement, this Release Agreement will become effective on the eighth (8th) day after Executive signed this Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Release Effective Date”).
9.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Release Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against any of the Releasees. Executive acknowledges that:
(a)    Executive has read this Release Agreement;
(c)    Executive has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;
(d)    Executive understands the terms and consequences of this Release Agreement and of the releases it contains;
(e)    Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release Agreement or in the Transition Agreement; and
(f)    Executive is fully aware of the legal and binding effect of this Release Agreement.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.
TRACY KNOX, an individual
Dated: ________________
Tracy Knox
ROVER GROUP, INC.
Dated: _______________    By:
[●]
[●]
Exhibit 99.2
Rover Announces CFO Succession Plan
•Tracy Knox to Retire December 2022 Following Completion of Transition to Successor
•Tracy Knox to Serve As CFO through August 2022 and as an Advisor through the end of 2022
•Charlie Wickers, Rover’s Vice President of Finance, identified as Successor
SEATTLE, March 07, 2022 (GLOBE NEWSWIRE) -- Rover Group, Inc. (“Rover”) (NASDAQ: ROVR), the world’s largest online marketplace for pet care, today announced that its Board of Directors, as part of its CFO succession planning, has identified Charlie Wickers, Rover’s Vice President of Finance, as successor Chief Financial Officer to Tracy Knox. Ms. Knox will continue as CFO through August 2022, by which time she will have served as Rover’s CFO for nearly five years, and will remain on staff as an advisor through her retirement at the end of the year.
“Charlie has been working closely with me for over four years and is the perfect candidate to succeed me in a seamless transition,” said Ms. Knox. “This gradual and comprehensive process will ensure continuity in financial stewardship and progress towards achieving our long-term objectives. Rover has an outstanding team, and we remain steadfast in our mission to make it easier for people to have pet love in their lives. I am deeply grateful to have had the opportunity to work with such a dynamic and talented team, and I look forward to watching Rover continue to grow and prosper.”
Mr. Wickers brings over 16 years of technology company experience in financial operations, financial planning and analysis and business analytics. In his tenure at Rover, Mr. Wickers has led FP&A and strategic finance, and has been part of the executive leadership team. Mr. Wickers serves as a leading member of Rover’s investor relations team including involvement in roadshows, conferences, and earnings communications. Prior to joining Rover, Mr. Wickers held leadership roles at several enterprise software companies and was a member of the team that took Clearwire public and through its eventual sale to Sprint, now T-Mobile.
“Rover is a better company because of Tracy’s decision to join us in 2017. She has built strong accounting, finance, and people teams. Tracy’s guidance was key at a multitude of critical, complicated junctions in our history, including transitioning to be a public company. She has my heartfelt gratitude and admiration for the partnership, grace, and determination she has exhibited at every point along the way,” said Aaron Easterly, Rover co-founder and CEO. “Charlie is a special talent who has worked very effectively with Tracy. We have high confidence that he will be a great successor and the transition will go smoothly.”
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on current assumptions that involve risks, uncertainties and assumptions that may cause actual events, results, or performance to differ materially from those indicated by such statements. Certain of these risks are identified in the sections titled “Risk Factors” and “Management’s Discussion and Analysis
of Financial Condition and Results of Operations” in Rover’s SEC filings, including, but not limited to, the final prospectus filed with the SEC on November 22, 2021 and the Annual Report on Form 10-K to be filed for the year ended December 31, 2021. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Rover’s other recent filings with the SEC which are available, free of charge, on the SEC’s website at www.sec.gov. The forward-looking statements in this release speak only as of the date they are made. Except as required by law, Rover assumes no obligation and does not intend to update any forward-looking statements or to conform these statements to actual results or changes in Rover’s expectations.
About Rover
Founded in 2011 and based in Seattle, Rover (Nasdaq: ROVR) is the world’s largest online marketplace for pet care. Rover connects pet parents with pet providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, and drop-in visits. To learn more about Rover, please visit https://www.rover.com.
Contacts:
MEDIA
pr@rover.com
Kristin Sandberg
(360) 510-6365

INVESTORS
brinlea@blueshirtgroup.com
Brinlea Johnson
(415) 269-2645